    As filed with the Securities and Exchange Commission on August 18, 1997

                                                           Registration No. 333-
================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC  20549

                             ---------------------
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     Under
                          THE SECURITIES ACT OF 1933

                             ---------------------
                            BUCKEYE PARTNERS, L.P.
            (Exact name of registrant as specified in its charter)

             Delaware                                   23-2432497
 (State or other jurisdiction of           (I.R.S. Employer Identification No.)
   incorporation or organization)

                            3900 Hamilton Boulevard
                         Allentown, Pennsylvania 18103
                                 (610) 770-4000

   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                            -----------------------

                          Stephen C. Muther, Esquire
                    Senior Vice President, Administration,
                         General Counsel and Secretary
                          Buckeye Management Company
                            3900 Hamilton Boulevard
                         Allentown, Pennsylvania 18103
                                (610) 770-4000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                            -----------------------
                                  Copies to:
                           Howard L. Meyers, Esquire
                          Morgan, Lewis & Bockius LLP
                             2000 One Logan Square
                            Philadelphia, PA  19103
                                (215) 963-5000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
                                                  ------------
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
                           ------------
If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                             ---------------------

                        CALCULATION OF REGISTRATION FEE
==================================================================================
                                            Proposed    Proposed
                                            Maximum     Maximum
   Title of Each Class of                   Offering    Aggregate       Amount of
      Securities to be       Amount to be   Price Per   Offering      Registration
        Registered            Registered    Unit(1)      Price             Fee
----------------------------------------------------------------------------------
Limited Partnership Units...  1,286,573     $49.40      $63,556,706    $19,262
----------------------------------------------------------------------------------

(1)  Estimated solely for the purpose of calculating the registration fee.

     The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

PROSPECTUS

                              1,286,573 LP Units
                  Representing Limited Partnership Interests
                            BUCKEYE PARTNERS, L.P.

                         -----------------------------

     The limited partnership units offered hereby (the "LP Units") represent limited partnership interests of Buckeye Partners, L.P., a Delaware limited partnership (the "Partnership"). The LP Units are being registered by the Partnership for the account of Buckeye Pipe Line Services Company, a Pennsylvania corporation (the "Selling Unitholder"). The Selling Unitholder is wholly owned by the Buckeye Pipe Line Services Company Employee Stock Ownership Plan (the "ESOP"), an employee benefit plan for the benefit of officers and employees of the Selling Unitholder. All of the employees of the Selling Unitholder perform services for the benefit of the Partnership and its affiliates. The Selling Unitholder acquired the LP Units on August 12, 1997, in connection with a restructuring of the ESOP (the "ESOP Restructuring"). The Partnership is registering the LP Units as required by the LP Unit Subscription Agreement dated August 12, 1997, between the Partnership and the Selling Unitholder (the "LP Unit Subscription Agreement"), but the registration of the LP Units does not necessarily mean that any of such shares will be offered or sold by the Selling Unitholder, although the Selling Unitholder intends to sell LP Units from time to time to fund payment obligations under the ESOP to departing employees of the Selling Unitholder and related expenses. The Partnership will not receive any of the proceeds from the sale of the LP Units by the Selling Unitholder, but has agreed to bear certain expenses of registration of the LP Units. See "Plan of Distribution."

     The LP Units are listed on the New York Stock Exchange under the symbol "BPL." On August 15, 1997, the closing price of the LP Units on the New York Stock Exchange was $51 per unit.

     The Selling Unitholder from time to time may offer and sell the LP Units through "brokers' transactions" (within the meaning of Section 4(4) of the Securities Act of 1933, as amended (the "Securities Act")), or in transactions directly with a "market maker" (as defined in Section 3(a)(38) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")). To the extent required, the names of any broker-dealer and applicable commissions or discounts and any other required information with respect to any particular offer will be set forth in an accompanying Prospectus Supplement. See "Plan of Distribution." The Selling Unitholder reserves the sole right to accept or reject, in whole or in part, any proposed purchase of LP Units to be made in the manner set forth above.

     The Selling Unitholder and any broker-dealers who participate in a sale of the LP Units by the Selling Unitholder may be considered "underwriters" within the meaning of Section 2(11) of the Securities Act, and any profits realized by the Selling Unitholder and the compensation of any broker-dealers may be deemed to be underwriting discounts and commissions. However, the Selling Unitholder disclaims being an underwriter under the Securities Act.

                         -----------------------------

     For a discussion of certain factors that should be considered in evaluating an investment in the LP Units, see "Risk Factors" on pages 4 through 6 herein.

                         -----------------------------

   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND  EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION
          NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
            SECURITIES  COMMISSION  PASSED  UPON  THE  ACCURACY  OR
                ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                    TO THE CONTRARY IS A CRIMINAL OFFENSE.



                 The date of this Prospectus is _______, 1997

                             AVAILABLE INFORMATION

     The Partnership is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Partnership can be inspected and copied at the public reference facilities of the Commission, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as the following regional offices of the Commission: Seven World Trade Center, 13th Floor, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Commission by mail at prescribed rates. Requests should be directed to the Commission's Public Reference Branch, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Such material also may be accessed electronically by means of the Commission's home page on the Internet (http://www.sec.gov). In addition, such reports, proxy statements and other information concerning the Partnership can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents or portions of documents filed by the Partnership (File No. 1-9356) with the Commission are incorporated herein by reference.

     (a) Annual Report on Form 10-K for the year ended December 31, 1996;

     (b) Quarterly Report on Form 10-Q for the quarter ended June 30, 1997;

     (c) The description of the ESOP Restructuring in the Proxy Statement related to the Partnership's 1997 Special Meeting of Unitholders; and

     (d) Current Report on Form 8-K dated August 18, 1997.

     All reports and other documents subsequently filed by the Partnership pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained or incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Partnership will provide without charge to each person to whom this Prospectus is delivered a copy of any or all of such documents which are incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this Prospectus incorporates). Written or oral requests for copies should be directed to Stephen C. Muther, Senior Vice President, Administration, General Counsel and Secretary, Buckeye Management Company, 3900 Hamilton Boulevard, Allentown, Pennsylvania 18103, telephone (610) 770-4000.

                                THE PARTNERSHIP

     The Partnership provides pipeline transportation service for refined petroleum products. The Partnership owns and operates one of the largest independent refined petroleum products pipeline systems in the United States, with approximately 3,500 miles of pipeline serving ten states. The Partnership also provides bulk storage service through leased facilities with an aggregate capacity of 257,000 barrels of refined petroleum products. The Partnership conducts all its operations through four subsidiary limited partnerships (the "Operating Partnerships"). The Partnership owns a 99% limited partnership interest in each of the Operating Partnerships.

     The Partnership is a Delaware limited partnership formed in 1986 pursuant to the Amended and Restated Agreement of Limited Partnership, dated as of December 23, 1986, as amended (the "Partnership Agreement"). Limited partnership interests in the Partnership are represented by publicly traded LP Units and the limited partners are unitholders (the "Unitholders").

     The sole general partner of the Partnership is Buckeye Management Company (the "General Partner"). The General Partner owns approximately a 1% general partnership interest in the Partnership. The General Partner is a wholly-owned subsidiary of BMC Acquisition Company ("BAC"). A wholly-owned subsidiary of the General Partner, Buckeye Pipe Line Company (the "Manager"), serves as the sole general partner and manager of each Operating Partnership. The Manager owns a 1% general partnership interest in each of the Operating Partnerships. Certain non-executive services are provided to the Partnership and the Operating Partnerships by the Selling Unitholder under the supervision of the officers of the General Partner and the Manager. The Selling Unitholder is wholly-owned by the ESOP.

     The principal executive offices of the Partnership are located at 3900 Hamilton Boulevard, Allentown, Pennsylvania 18103, telephone (610) 770-4000.

                                 RISK FACTORS

         Prospective purchasers of the LP Units should consider carefully the following risk factors, as well as the other information contained in this Prospectus and incorporated herein by reference, before making an investment decision.

    Considerations Relating to the Partnership's Business

         FERC Rate Regulation

         One of the Operating Partnerships, Buckeye Pipe Line Company, L.P. ("Buckeye"), is an interstate common carrier subject to the regulatory jurisdiction of the Federal Energy Regulatory Commission ("FERC") under the Interstate Commerce Act and the Department of Energy Organization Act. FERC regulation requires that interstate oil pipeline rates be posted publicly and that these rates be "just and reasonable" and non-discriminatory. FERC regulation also enforces common carrier obligations and specifies a uniform system of accounts.

         Buckeye's rates are governed by a market-based rate regulation program initially approved by FERC in March 1991 for three years and subsequently extended. Under this program, in markets where Buckeye does not have significant market power, individual rate increases: (a) will not exceed a real (i.e., exclusive of inflation) increase of 15% over any two-year period (the "rate cap"), and (b) will be allowed to become effective without suspension or investigation if they do not exceed a "trigger" equal to the change in the GDP implicit price deflator since the date on which the individual rate was last increased, plus 2%. Individual rate decreases will be presumptively valid upon a showing that the proposed rate exceeds marginal costs. In markets where Buckeye was found to have significant market power and in certain markets where no market power finding was made:
    (i) individual rate increases cannot exceed the volume weighted average rate increase in markets where Buckeye does not have significant market power since the date on which the individual rate was last increased, and (ii) any volume weighted average rate decrease in markets where Buckeye does not have significant market power must be accompanied by a corresponding decrease in all of Buckeye's rates in markets where it does have significant market power. Shippers retain the right to file complaints or protests following notice of a rate increase, but are required to show that the proposed rates violate or have not been adequately justified under the market-based rate regulation program, that the proposed rates are unduly discriminatory, or that Buckeye has acquired significant market power in markets previously found to be competitive.

         The Buckeye program is an exception to the generic oil pipeline regulations issued under the Energy Policy Act of 1992 (the "Policy Act"). The generic rules rely primarily on an index methodology, whereby a pipeline would be allowed to change its rates in accordance with an index that FERC believes reflects cost changes appropriate for application to pipeline rates. In the alternative, a pipeline is allowed to charge market-based rates if the pipeline establishes that it does not possess significant market power in a particular market. In addition, the rules provide for the rights of both pipelines and shippers to demonstrate that the index should not apply to an individual pipeline's rates in light of the pipeline's costs. The final rules became effective on January 1, 1995.

          The Buckeye program will be subject to reevaluation at the same time FERC reviews the index selected in the generic oil pipeline regulations, anticipated to occur by July 2000.

         At this time, the General Partner cannot predict the impact, if any, that a change to Buckeye's rate program would have on Buckeye's operations. Independent of regulatory considerations, it is expected that tariff rates will continue to be constrained by competition and other market factors.

         Environmental Matters

         The Operating Partnerships are subject to federal and state laws and regulations relating to the protection of the environment. Although the General Partner believes that the operations of the Operating Partnerships comply in all material respects with applicable environmental regulations, risks of substantial liabilities are inherent in pipeline operations, and there can be no assurance that material environmental liabilities will not be incurred. Moreover, it is possible that other developments, such as increasingly rigorous environmental laws, regulations and enforcement policies thereunder, and claims for damages to property or persons resulting from the operations of the Operating Partnerships, could result in substantial costs and liabilities to the Partnership.

         Cash Distributions

         The market price of the LP Units is based in part on the level of cash distributions to Unitholders. Because all operations are conducted through the Operating Partnerships, cash distributions by the Partnership depend upon the ability of the Operating Partnerships to make cash distributions to the Partnership. The Indenture relating to Buckeye's First Mortgage Notes (the "Indenture") contains covenants that permit cash distributions to the Partnership only if there is no default under the Indenture and only to the extent of "Net Cash Available to Partners" (generally defined as Buckeye's net income plus depreciation and amortization, less capital expenditures, principal repayments on Buckeye's First Mortgage Notes and certain other amounts). Although the General Partner does not presently believe that such covenants will materially affect Buckeye's ability to make cash distributions to the Partnership, no assurance can be given that these covenants will not restrict such distributions in the future. If the Partnership is unable to continue to distribute cash to the Unitholders at the current level, the market price of the LP Units may be adversely affected.

    Considerations Relating to Partnership Structure

         Ownership of LP Units by Tax-Exempt Entities, Regulated Investment Companies and Foreign Investors

         An investment in LP Units by tax-exempt entities (including employee benefit plans, individual retirement accounts, Keogh plans and other retirement plans), regulated investment companies and foreign persons raises issues unique to such persons. Virtually all of the income derived by an Unitholder which is a tax-exempt entity will be unrelated business taxable income, and thus will be taxable to such Unitholder; no significant part of the Partnership's gross income will be qualifying income for purposes of determining whether an Unitholder will qualify as a regulated investment company; and an Unitholder who is a nonresident alien, foreign corporation or other foreign person will be regarded as being engaged in a trade or business in the United States as a result of ownership of a LP Unit and thus will be required to file federal income tax return sand to pay tax on such Unitholder's shares of the Partnership's taxable income.

         Tax Liability Exceeding Cash Distributions or Proceeds from Dispositions of LP Units

         An Unitholder will be required to pay federal income tax and, in certain cases, state and local income taxes on his allocable share of the Partnership's income, whether or not such Unitholder receives cash distributions from the Partnership. No assurance is given that Unitholders will receive cash distributions equal to their allocable share of taxable income from the Partnership. Further, upon the sale or other disposition of LP Units, an Unitholder will recognize gain or loss equal to the difference between the amount realized on the sale (which will include the Unitholder's share of the Partnership's nonrecourse debt) and the Unitholder's tax basis for the LP Units sold (which will also include the Unitholder's share of the Partnership's nonrecourse debt). Some or all of the consideration realized (whether or not representing gain) may be ordinary income. To the extent that an Unitholder's tax liability exceeds the amount distributed to such Unitholder or the amount such Unitholder receives on the sale or other disposition of LP Units, such Unitholder will incur an expense.

         State Income Taxes

         An Unitholder will likely be required to file state income tax returns and pay applicable state income taxes in many of the ten states in which the Operating Partnerships' properties are located and in the Unitholder's state of domicile.

         Conflicts of Interest

         The General Partner and the Manager will owe certain fiduciary duties to the Unitholders. Certain provisions of the partnership agreements for the Partnership and the Operating Partnerships, however, contain language limiting the liability of the General Partner and the Manager to the Partnerships and the Unitholders for actions or omissions taken in good faith which do not involve gross negligence or willful misconduct. In addition, the Partnership and the Operating Partnerships have granted broad rights of indemnification to the General Partner and the Manager, and their respective directors, officer, employees and affiliates, under the applicable partnership agreements. The extent to which these provisions are enforceable under Delaware law is not clear.

         Management and Control

         The General Partner and the Manager manage and control the activities of the Partnership and the Operating Partnerships, respectively, through their ownership of approximately 1% general partnership interests in such
    partnerships.   Unitholders have no right to elect the General Partner or
    the directors of the General Partner on an annual or other ongoing basis.
    If the General Partner resigns or is removed, however, its successor may be elected by the holders of a majority of the LP Units. Unitholders may remove the General Partner only by a vote of the holders of at least 80% of the LP Units and only after receiving certain state regulatory approvals required for a transfer of control of a public utility. Unitholders may not remove the General Partner until after (i) the Partnership receives an opinion of counsel that such action will not result in the loss of limited liability of the Unitholders or cause the Partnership or any Operating Partnership to be treated as an association taxable as a corporation for federal income tax purposes and (ii) the successor general partner assumes the liabilities and obligations of the General Partner and its affiliates under the Exchange Agreement, dated August 12, 1997 among the General Partner, the Manager, the Partnership, the Operating Partnerships and BAC (the "Exchange Agreement"), and agrees to indemnify and hold harmless the General Partner and its affiliates from all liabilities and obligations (including loan guarantees) under fringe benefit plans sponsored by the General Partner or any of its affiliates in connection with the business of the Partnership or any of the Operating Partnerships.

         The General Partner has agreed in the Partnership Agreement that it will not withdraw as general partner until the later of (i) December 23, 2011 or (ii) the date on which certain indebtedness incurred by the General Partner to form the ESOP is paid in full. However, the General Partner may transfer all of its GP Units in certain circumstances, in which case the transferee will become the general partner of the Partnership. The partnership agreements of the Operating Partnerships provide that the withdrawal or removal of the General Partner will automatically result in the concurrent withdrawal or removal of the Manager. In addition, BAC is not restricted from selling the stock of the General Partner, although such a sale is not presently contemplated.


                                USE OF PROCEEDS

         The Partnership will not receive any of the proceeds from the sale of the LP Units. All of the proceeds from the sale of LP Units will be received by the Selling Unitholder.


                              SELLING UNITHOLDER

         The LP Units offered by this Prospectus may be offered from time to time by the Selling Unitholder. The Selling Unitholder is a corporation wholly owned by the ESOP. The LP Units were acquired in connection with the ESOP Restructuring. The Selling Unitholder beneficially owns 1,286,573 LP Units as of the date of this Prospectus. Since the Selling Unitholder may sell all, some or none of the LP Units, no estimate can be made of the aggregate number of LP Units that are offered hereby or that will be owned by each Selling Unitholder upon completion of the offering to which this Prospectus relates. The Selling Unitholder intends to sell LP Units from time to time to pay departing employees of the Selling Unitholder amounts due under the ESOP and related expenses.


                             PLAN OF DISTRIBUTION

         The LP Units may be sold from time to time by the Selling Unitholder on the New York Stock Exchange or any national securities exchange or automated interdealer quotation system on which the LP Units are then listed, through negotiated transactions or otherwise. The LP Units offered hereby will be sold at prices and on terms then prevailing, at prices related to the then current market price or at negotiated prices. The Selling Unitholder may effect sales of the LP Units through "brokers' transactions" (within the meaning of Section 4(4) of the Securities Act) or in transactions directly with a "market maker" (as defined in Section 3(a)(38) of the Exchange Act). Upon the Partnership being notified by the Selling Unitholder that a material arrangement has been entered into with a broker or dealer for the sale of LP Units, a Prospectus Supplement will be filed, if required, pursuant to Rule 424(c) under the Securities Act, disclosing (a) the name of each such broker-dealer, (b) the number of LP Units involved, (c) the price at which the LP Units were sold, (d) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, and (e) other facts material to the transaction. In effecting sales, broker-dealers engaged by the Selling Unitholder and or the purchasers of the LP Units may arrange for other broker-dealers to participate. Broker-dealers will receive commissions, concessions or discounts from the Selling Unitholder and/or the purchasers of the LP Units in amounts to be negotiated prior to the sale. Sales will be made only through broker-dealers registered as such in a subject jurisdiction or in transactions exempt from such registration. As of the date of this Prospectus, there are no selling arrangements between the Selling Unitholder and any broker or dealer.

         In offering the LP Units covered by this Prospectus, the Selling Unitholder and any broker-dealers who participate in a sale of the LP Units may be considered "underwriters" within the meaning of Section 2(11) of the Securities Act, and any profits realized by the Selling Unitholder and the compensation of any broker-dealers may be deemed to be underwriting discounts and commissions. However, the Selling Unitholder disclaims being an underwriter under the Securities Act.

         The Partnership will not receive any of the proceeds from the sale of the LP Units by the Selling Unitholder. The Partnership will bear the costs of registering the LP Units under the Securities Act, including the registration fee under the Securities Act, certain legal and accounting fees and any printing fees. The Selling Unitholder will bear all other expenses in connection with this offering, including brokerage fees and disbursements of counsel representing the Selling Unitholder.


                            DESCRIPTION OF LP UNITS

         As of August 18, 1997, there are issued and outstanding 13,360,303 LP Units representing an aggregate 99% limited partnership interest in the Partnership. The LP Units and the 121,957 general partnership units ("GP Units") generally participate pro rata in the Partnership's income, gains, losses, deductions, credits and distributions.

         The General Partner has the authority to issue additional LP Units, subject to certain restrictions set forth in the Partnership Agreement. Issuance of additional LP Units will dilute a Unitholder's interest in the Partnership. The Partnership has a Unit Option and Distribution Equivalent Plan which authorizes the granting of options to purchase up to 360,000 LP Units to selected employees of the General Partner and the Manager. At August 18, 1997, there were 111,070 LP Units issuable upon the exercise of options granted under this plan.

         In the event of a liquidation, dissolution and winding up of the Partnership, the LP Units, along with the GP Units, will be entitled to receive pro rata, to the extent of positive balances in their respective capital accounts, any assets remaining after satisfaction of Partnership liabilities and establishment of reasonable reserves.

         The LP Units are registered under the Exchange Act, and the Partnership is subject to the reporting and proxy solicitation requirements of the Exchange Act and the rules and regulations promulgated thereunder.

         The Partnership has issued certificates ("LP Certificates") to evidence LP Units. The LP Units are freely transferable by assignment of LP Certificates except as restricted by federal or state securities laws. The Partnership is entitled to treat the record holder of the LP Certificates as the owner for all purposes.

         No person is entitled to preemptive rights in respect of issuances of securities by the Partnership.

         The transfer agent and registrar for the LP Units is First Chicago Trust Company of New York.


                                 LEGAL MATTERS

         The validity of the LP Units offered hereby will be passed upon for the Partnership by Morgan, Lewis & Bockius LLP, Philadelphia, Pennsylvania.


                                    EXPERTS

         The financial statements and the related financial statement schedules incorporated in this Prospectus by reference from the Partnership's Annual Report on Form 10-K for the year ended December 31, 1996 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

================================================================================



       No dealer, salesman or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy to any person in any jurisdiction in which such offer or solicitation would be unlawful or to any person to whom it is unlawful. Neither the delivery of this Prospectus nor any offer or sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company or that information contained herein is correct as of any time subsequent to the date hereof.



                                --------------




                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----

Available Information......................................................   2
Incorporation of Certain Documents by Reference............................   2
The Partnership............................................................   3
Risk Factors...............................................................   4
Use of Proceeds............................................................   6
Selling Unitholder.........................................................   6
Plan of Distribution.......................................................   6
Description of LP Units....................................................   7
Legal Matters..............................................................   7
Experts....................................................................   7



================================================================================

================================================================================



                              1,286,573 LP UNITS



                             Representing Limited
                             Partnership Interests


                                    BUCKEYE
                                PARTNERS, L.P.




                               ---------------

                                  PROSPECTUS

                               ---------------






                               __________, 1997



================================================================================

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.     Other Expenses of Issuance and Distribution

         The following table shows the estimated expenses of the issuance and distribution of the securities offered hereby (all such expenses will be borne by the Partnership):

        Securities and Exchange Commission Registration Fee...................    $19,262
        Legal Fees and Expenses...............................................     15,000
        Accounting Fees and Expenses..........................................      5,000
        Miscellaneous.........................................................      2,500
                                                                                  -------
                Total.........................................................    $41,762
                                                                                  =======

Item 15.     Indemnification of Directors and Officers

         The Partnership Agreement and the amended and restated agreements of limited partnership of the Operating Partnerships (the "Operating Partnership Agreements," and together with the Partnership Agreement, the "Partnership Agreements") provide that the Partnership or Operating Partnership, as the case may be, will indemnify (to the extent permitted by applicable law) certain persons (each, an "Indemnitee") against expenses (including legal fees and expenses), judgments, fines and amounts paid in settlement actually and reasonably incurred by such Indemnitee in connection with any threatened, pending or completed claim, demand, action, suit or proceeding to which the Indemnitee is or was an actual or threatened party and which relates to the Partnership Agreements or the property, business, affairs or management of the Partnership or any Operating Partnership. This indemnity is available only if the Indemnitee acted in good faith and the action or omission which is the basis of such claim, demand, action, suit or proceeding does not involve the gross negligence or willful misconduct of such Indemnitee. Indemnitees include the General Partner, any affiliate of the General Partner, any person who is or was a director, officer, employee or agent of the General Partner or any affiliate, or any person who is or was serving at the request of the General Partner or any such affiliate as a director, officer, partner, trustee, employee or agent of another person. Expenses subject to indemnity will be paid by the applicable partnership to the Indemnitee in advance, subject to receipt of an undertaking by or on behalf of the Indemnitee to repay such amount if it is ultimately determined by a court of competent jurisdiction that the Indemnitee is not entitled to indemnification. The Partnership maintains a liability insurance policy on behalf of the Indemnitees.

        Section 145 of the Delaware General Corporation Law sets forth the extent to which a person is a director or officer of a Delaware corporation or serves at the request of Delaware corporation as a director, officer, employee or agent of any other enterprise may be indemnified against any liabilities they may incur in their capacity as such. Article VI of the General Partner's Bylaws provides for the indemnification of directors and officers of the General Partner and such directors and officers who serve at the request of the General Partner as directors, officers, employees or agents of any other enterprise against certain liabilities under certain circumstances.

Item 16.     Exhibits

        The exhibits filed as part of this Registration Statement are as follows:


      Exhibit
      Number       Description
      ------       -----------

      * 5.1        Opinion of Morgan, Lewis & Bockius LLP regarding legality of securities being registered.
      *23.1        Consent of Morgan, Lewis & Bockius LLP (included in its
                   opinion filed as Exhibit 5.1).
      *23.2        Consent of Deloitte & Touche, LLP.
      *24.1        Power of Attorney (included on signature pages to this
                   Registration Statement).

        *          Filed herewith.

Item 17.     Undertakings


        The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

        (i) Include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

        (ii) Reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "calculation of Registration Fee" table in the effective registration statement;

        (iii) Include any material information with respect to the plan of distribution;

Provided, however, that paragraph (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is incorporated by reference from periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the end of the offering.

        The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to its Certificate of Incorporation, its Bylaws, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against a public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Allentown, Commonwealth of Pennsylvania on the 18th day of August, 1997.

                                             BUCKEYE PARTNERS, L.P.

                                             By: Buckeye Management Company,
                                                     as General Partner


                                             By: /s/ Alfred W. Martinelli
                                                --------------------------------
                                                   Alfred W. Martinelli
                                                   Chairman of the Board and
                                                     Chief Executive Officer



     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


EACH PERSON IN SO SIGNING ALSO MAKES, CONSTITUTES AND APPOINTS C. RICHARD WILSON AND STEPHEN C. MUTHER, AND EACH OF THEM ACTING ALONE, HIS OR HER TRUE AND LAWFUL ATTORNEY-IN-FACT, WITH FULL POWER OF SUBSTITUTION, TO EXECUTE AND CAUSE TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, ANY AND ALL AMENDMENTS AND POST-EFFECTIVE AMENDMENTS TO THIS REGISTRATION STATEMENT, WITH EXHIBITS THERETO AND OTHER DOCUMENTS IN CONNECTION THEREWITH, AND HEREBY RATIFIES AND CONFIRMS ALL THAT SAID ATTORNEY-IN-FACT OR HIS OR HER SUBSTITUTE OR SUBSTITUTES MAY DO OR CAUSE TO BE DONE BY VIRTUE HEREOF.



Name                          Title                              Date
----                          -----                              ----
                              Chairman of the Board, Chief
                              Executive Officer and Director
/s/ Alfred W. Martinelli      (Principal Executive Officer)      August 18, 1997
---------------------------
Alfred W. Martinelli


                              Senior Vice President and Chief
                              Financial Officer (Principal
/s/ Steven C. Ramsey          Accounting and Financial Officer)  August 18, 1997
---------------------------
Steven C. Ramsey



/s/ C. Richard Wilson         President and Director             August 18, 1997
---------------------------
C. Richard Wilson


/s/ Brian F. Billings         Director                           August 18, 1997
---------------------------
Brian F. Billings




/s/ A. Leon Fergenson         Director                           August 18, 1997
---------------------------
A. Leon Fergenson


/s/ Edward F. Kosnik          Director                           August 18, 1997
---------------------------
Edward F. Kosnik



/s/ William C. Pierce         Director                           August 18, 1997
---------------------------
William C. Pierce


/s/ Ernest R. Varalli        Director                            August 18, 1997
---------------------------
Ernest R. Varalli

/s/ Robert H. Young           Director                           August 18, 1997
---------------------------
Robert H. Young


                                 EXHIBIT INDEX
                                 -------------


Exhibit                                                                 Page
Number          Description                                            Number
-------         -----------                                            ------

  *5.1 Opinion of Morgan, Lewis & Bockius LLP regarding legality of securities being registered.

 *23.1 Consent of Morgan, Lewis & Bockius LLP (included in its opinion filed as Exhibit 5.1).

 *23.2          Consent of Deloitte & Touche, LLP.

 *24.1 Power of Attorney (included on signature page to this Registration Statement).

  *             Filed herewith.
